Exhibit 99.2

                                June 25, 2002

VIA FEDEX

IGI Inc.
Wheat Road and Lincoln Avenue
Buena, NJ 08310
Attn Chairman

      Re:   Warrant No. W-1 Issued by IGI Inc., to American Capital
            Strategies, Ltd.

Gentlemen:

      Enclosed please find Warrant No. W- l issued as of October 29, 1999 (the "Warrant"), by IGI, Inc. (the "Company"), to American Capital Strategies, Ltd. ("ACAS"). Also enclosed please find ACAS' Exercise Agreement in the form of Exhibit I to the Warrant whereby ACAS is exercising the Warrant in full. Please note that in accordance with the terms of the Warrant, this is to be a "Net Issue Exercise." The current Fair Market Value of IGI Common Stock $0.01 par value (the "Common Stock") for purposes of the Warrant is $0.67 per share. Therefore, ACAS is to be issued 1,878,640 shares of Common Stock (the "Shares").

      Please note that simultaneously with delivery of this letter, we are delivering a Purchaser Notice under the Note and Equity Purchase Agreement dated as of October 29, 1999 by and among the Company, IGI, and certain of their respective affiliates (the "Note Agreement"). The certificate for the Shares should be issued to "American Capital Strategies, Ltd." unless the Company exercises its right to purchase the Shares in accordance with the Purchaser Notice and Section 9 of the Note Agreement.

                                  Sincerely,

                                  AMERICAN CAPITAL STRATEGIES LTD.


                                  By:  /s/ Ira Wagner
                                       ------------------------------------
                                       Ira Wagner, Executive Vice President
                                       Chief Operating Officer